Exhibit 5.1

April 24, 2025

AlphaVest Acquisition Corp

205 W. 37th Street

New York, NY 10018

Re: AlphaVest Acquisition Corp. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to AlphaVest Acquisition Corp, a Cayman Islands exempted company (the “Company”), in connection with the Registration Statement on Form S-4 (File No. 333-283183) initially filed with the Securities and Exchange Commission (the “Commission”) on November 12, 2024 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to (i) the proposed issuance of up to 22,887,905 shares of common stock, par value $0.00001 per share, of AMC Robotics Corporation (the “Common Stock”), (ii) the merger (“Merger”) as contemplated by the Business Combination Agreement, dated as of August 16, 2024 (as may be amended, amended and restated, supplemented, or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, AV Merger Sub Inc., a Washington corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and AMC Corporation, a Washington corporation (“AMC”), and (iii) as a condition to the effectiveness of the business combination, the proposal of the Company to change its jurisdiction of incorporation by discontinuing as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). The continuing entity following the Domestication will be renamed “AMC Robotics Corporation.”

In connection with the Domestication, the Company will change its jurisdiction of incorporation by effecting a deregistration under Part XII of the Companies Act (As Revised) of the Cayman Islands and a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a certificate of corporate domestication (the “Certificate of Domestication”) simultaneously with a certificate of incorporation (the “Certificate of Incorporation”), in each case in respect of the Company with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). The Domestication is expected to be effectuated immediately prior to the consummation of the Merger and is subject to the approval of the shareholders of the Company.

On the effective date of the Domestication, among other things, (i) each unit of the Company that is issued and outstanding will separate into one ordinary share, par value $0.0001 per share, of the Company (the “Ordinary Shares”) and one right of the Company (the “Rights”), (ii) all of the currently issued and outstanding Ordinary Shares will convert automatically by operation of law, on a one-for-one basis, into shares of Common Stock and (iii) each of the Company’s currently issued and outstanding Rights, issued pursuant to that certain Rights Agreement, dated December 19, 2022, by and between the Company and Continental Stock Transfer & Trust Company, will automatically convert into one-tenth of one share of Common Stock.

This opinion is being rendered in connection with the registration under the above-referenced Registration Statement of the issuance of 22,887,905 shares of Common Stock, consisting of (i) 17,500,000 shares of Common Stock issuable to the shareholders of AMC, (ii) 2,264,356 shares of Common Stock issuable to the shareholders of the Company (inclusive of shares issuable in connection with conversion of the Rights), (iii) 2,323,549 shares of Common Stock issuable to the initial shareholders of the Company, and (iv) 800,000 shares of Common Stock issuable in connection with a financing transaction (collectively the “Securities”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the form of Certificate of Incorporation of AMC Robotics Corporation, to be filed with the Delaware Secretary of State; (iii) the form of Bylaws of AMC Robotics Corporation, to be adopted by AMC Robotics Corporation in connection with the Domestication; (iv) the form of proposed Certificate of Domestication of AlphaVest Acquisition Corp, to be filed with the Delaware Secretary of State; (v) the Merger Agreement; and (vi) resolutions of the board of directors of the Company and AMC approving the Merger Agreement, the Merger, the Domestication, and other transactions related thereto.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including with respect to the filing procedure for effecting a domestication under Section 388 of the DGCL.

April 24, 2025 Page 2

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

1. Prior to effecting the Domestication: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) the shareholders of the Company will have approved, among other things, the Merger Agreement and the Domestication; and (iii) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize and permit the Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestication will have been obtained;

2. The current draft of the Certificate of Incorporation of AMC Robotics Corporation, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Delaware Secretary of State in accordance with Section 103 of the DGCL, that no other certificate or document, other than the Certificate of Domestication as required under Section 388 of the DGCL, has been, or prior to the filing of the Certificate of Incorporation will be, filed by or in respect of the Company or AMC Robotics Corporation with the DE Secretary of State and that the Company or AMC Robotics Corporation will pay all fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation; and

3. Each of the Company’s ordinary shares outstanding immediately prior to the effectiveness of the Domestication was duly authorized, validly issued, fully paid and non-assessable under the laws of the Cayman Islands and has been entered in the register of members (shareholders).

Based upon the foregoing, we are of the opinion that the Securities, when issued in accordance with the Merger Agreement and pursuant to the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP